Exhibit 10.18

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of March 16, 2021, by and between Kaival Brands Innovations Group, Inc., a Delaware corporation (the “Company”), and Russell Quick (“Consultant”).

WHEREAS, the Company desires to engage Consultant to perform certain consulting services (the “Services”) relating to the Company’s business and financial affairs, including, but not limited to the identification of and introduction to individuals potentially qualified to serve as directors and/or officers of the Company; and

WHEREAS, Consultant is willing and able to perform such Services on behalf of the Company for the consideration and on the terms and conditions set forth below in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Consultant, intending to be legally bound, hereby agree as follows:

1.      Consulting Services. The Company hereby engages Consultant, and Consultant hereby accepts the engagement, to provide the Services to the Company during the term of this Agreement.

2.      Duties. During the term of this Agreement, Consultant shall provide the Services as shall be reasonably requested from time to time by the Company’s management or the Board of Directors (the “Board”), including, but not limited to, introducing the Company’s management and the Board to individuals qualified to serve as directors and officers of the Company and advising the Company’s management and the Board on various matters. In rendering the Services hereunder, Consultant shall be acting solely as an independent contractor and not as an employee of the Company.

3.      Compensation; Expense Reimbursements. In consideration of Consultant agreeing to render the Services, the Company shall grant to Consultant (i) on March 16, 2021, non-qualified stock options to purchase 500,000 shares of the Company’s common stock that completely vests on December 1, 2021 (the “March Options”), (ii) on December 1, 2021, the first Renewal Term (as defined below), non-qualified stock options to purchase 500,000 shares of the Company’s common stock that completely vests on December 1, 2022 (the “December 2021 Options”), and (iii) thereafter, on each December 1st during the Term (as defined below) of this Agreement, non-qualified stock options to purchase 500,000 shares of the Company’s common stock that completely vests on the one-year anniversary of the grant date (the “Annual Options” and, together with the March Options and the December 2021 Options, the “Options”). The Options shall be granted under and be subject to the terms and provisions of the 2020 Stock and Incentive Plan, as the same may be amended from time to time (the “Incentive Plan”), and shall be granted subject to the execution and delivery of option award agreements in substantially the same form attached hereto as Exhibit A, and as may, from time to time, be amended by the Board, setting forth such terms and conditions as may be required by the Board or the Incentive Plan. Consultant shall be entitled to reimbursement of reasonable expenses on such terms and conditions as are applicable to the Company’s non-employee directors. Except as specifically provided in this Agreement, Consultant shall not be entitled to receive any additional fee, compensation, or other benefit for providing the Services.

4.      Confidential Information.

(a)        “Confidential Information” means: (i) any information disclosed by the Company to Consultant, either directly or indirectly, in writing, orally or by inspection of tangible objects that has been designated by the Company as “confidential,” either in writing or orally, prior to, at or promptly after the time of disclosure, or that Consultant clearly understands by the nature of the information to be confidential, proprietary information of the Company; (ii) any information disclosed by the Company, its management, employees, or Board members, either in writing, orally or otherwise; and (iii) any information obtained or derived by Consultant, directly or indirectly, through inspection, examination, review or analysis of any of the foregoing. Confidential Information may also include information of a third party that is in the possession of the Company and is disclosed to Consultant. Confidential Information does not include information: (x) that is or becomes publicly known without any breach of this Agreement; or (y) that is independently developed by Consultant without use of any Confidential Information (Consultant shall bear the burden of establishing the applicability of this exception by competent evidence).

(b)       Non-Use, Non-Disclosure and Return of Confidential Information. Consultant shall not, without the prior written consent of the Company: (i) use Confidential Information for any purpose other than to perform the Services; (ii) disclose Confidential Information to any third party; (iii) reverse engineer the function or mechanism of any Confidential Information; (iv) make any copies of Confidential Information; (v) enter into a transaction with any third party, the existence of or opportunity for which was first disclosed by the Company to Consultant as Confidential Information; or (vi) remove any Confidential Information from the Company’s premises or locations at which the Company, or the Board or committees of the Board, may hold meetings if the Company requests that it not be removed. Immediately upon termination of this Agreement, Consultant shall return to the Company and delete from any personal computer or other device all originals and all copies of any Company property, Confidential Information, and all materials, documents, notes, manuals, computer disks, computers or lists containing or embodying Confidential Information, or relating directly or indirectly to the business of the Company, which are in Consultant’s possession or control. Consultant specifically acknowledges that the Company’s possession of its Confidential Information gives the Company a competitive advantage over other companies or persons who do not possess such Confidential Information and, therefore, that any disclosure to or use of Confidential Information by persons not engaged by the Company or who are not authorized by the Company to receive or use the information will cause harm to the Company and provides such persons an unfair competitive advantage which they would not have had without the use of having obtained access to such Confidential Information.

(c)        No Trading on or Tipping of Confidential Information. Consultant acknowledges and agrees that he will be in a position to obtain, and will obtain in the performance of the Services, “material, nonpublic information” under applicable federal and state securities laws, rules, and regulations. Consultant acknowledges that he is aware that United States securities laws would prohibit any person in possession material, non-public information about a company from purchasing or selling, directly or indirectly, securities of such company (including entering into hedging transactions involving such securities), or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Consultant will not use or permit any third party to use any material, non-public information in contravention of United States securities laws and will not purchase, sell, trade, transfer or otherwise transact in the Company’s securities while in possession of any material, non-public information. Consultant may only purchase, sell, trade, transfer, or otherwise transact in the Company’s securities while not in possession of material, non-public information and then only during so-called “window periods” as set forth in the Company’s insider trading policy applicable to all executive officers and directors of the Company and its subsidiaries.

5.      Injunctive Relief. Consultant agrees that his violation or threatened violation of any of the provisions of Section 4 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, Consultant consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Consultant from any violation or threatened violation of such provisions and compelling Consultant to comply with such provisions. This Section 5 shall not affect or limit, and the injunctive relief provided in this Section 5 shall be in addition to, any other remedies available to the Company at law or in equity for any such violation by Consultant.

6.      Independent Contractor. From and after the date hereof, Consultant agrees that he shall be an independent contractor of the Company, not an employee, and that he has no authority to represent himself as an agent or employee or to assume or create any obligation or responsibility on behalf of or in the name of the Company, unless specifically authorized by the Company in writing. Consultant will bear sole responsibility to pay any taxes on his compensation and acknowledges that he will receive a Form 1099 from the Company after the end of each calendar year. Consultant also agrees that he shall not knowingly take any action which would impair the value of the business or assets of the Company or any subsidiary, including, without limiting the generality of the foregoing, interfere with contractual relationships of the Company or any subsidiary and their customers, suppliers, executives, or others, any action which disparages or diminishes the reputation of the Company or any subsidiary or any action which diverts customers of the Company or any subsidiary.

7.      Term; Termination.

(a)        The initial term of this Agreement shall be for a nine-month period, commencing on March 1, 2021 and ending on December 1, 2021 (the “Initial Term”). Thereafter, this Agreement shall automatically renew annually on December 1st of each year for additional one-year terms (the “Renewal Terms” and, together with the Initial Term, the “Term”).

(b)        Either party may terminate this Agreement upon at least ten (10) days prior written notice to the other party.

8.      Assignment. This Agreement is personal to Consultant, and Consultant may not assign any interest herein in any manner whatsoever. Any purported assignment by Consultant shall be void. In addition to assignments by operation of law, the Company shall have the right to assign this Agreement to any person, firm or corporation, controlling, controlled by, or under common control with the Company (including, without limitation, any of its subsidiaries), or acquiring substantially all of its assets, but such assignment shall not release the Company from its obligations under this Agreement. The covenants and agreements of Consultant contained in Section 4 shall survive and remain in full force and effect beyond the term of this Agreement.

9.      Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without reference to principles of conflict of laws. The exclusive venue for all actions involving the enforcement and/or interpretation of this Agreement shall be Orange County, Florida. Should any action, of any type, be necessary to enforce and/or interpret the terms of this Agreement, the substantially prevailing party shall be entitled to an award of its/his reasonable attorney’s fees and costs, at all levels including appeals.

10.    Notices. All notices, requests, consents, and other communications required or provided under this Agreement shall be in writing and shall be deemed sufficient if delivered by hand, by email (with electronic “answerback” confirmation of successful transmission), nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and shall be effective upon delivery as follows:

If to Consultant:

Russell Quick

_____________________________________________

_____________________________________________

Email: ________________________________________

If to the Company:

Kaival Brands Innovations Group, Inc.

4460 Old Dixie Highway

Grant, Florida 32949

Attn: Eric Mosser

Email: eric@kaivalbrands.com

Either party may change the address and/or email address to which notices are to be sent to that party by giving written notice of such change of address to the other party in the same manner above provided for giving notice.

11.    Severability. If any term, covenant, or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court having jurisdiction may reduce the scope of any provision of this Agreement so that it complies with applicable law.

12.    Entire Agreement. This Agreement constitutes the entire agreement of the parties relative to the subject matter contained herein, superseding, canceling, and replacing all prior agreements, with respect thereto. No promises, covenants, or representations of any character or nature other than those expressly stated herein have been made to induce either party to enter into this Agreement. This Agreement shall not be amended, modified, waived, or discharged except in writing duly signed by each of the parties or their authorized assignees.

13.    Waiver. Consultant’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement except to the extent any other party hereto is materially prejudiced by such failure.

14.    Headings. The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

15.    Execution. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Facsimile or other electronic signatures shall be accepted by the parties as originals.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Consultant	Kaival Brands Innovations Group, Inc.

/s/ Russell Quick	By:	/s/ Eric Mosser
Russell Quick, individually	Name:	Eric Mosser
	Its:	Chief Operating Officer

EXHIBIT A

Form of Non-Qualified Stock Option Award Agreement

KAIVAL BRANDS INNOVATIONS GROUP, INC.

2020 STOCK AND INCENTIVE COMPENSATION PLAN

Nonqualified Stock Option

Grant of Option. KAIVAL BRANDS INNOVATIONS GROUP, INC., a Delaware corporation (the “Company”), hereby grants to the Awardee named below a Nonqualified Stock Option for the purchase of up to but not exceeding the number of shares of the Company’s Common Stock, $.001 par value per share (the “Option”), exercisable at the price and upon the terms and conditions set forth below, and subject to any adjustments made pursuant to Section 14 of the Company’s 2020 Stock and Incentive Compensation Plan (“Plan”):

Awardee:	Russell Quick

Number of Shares:	500,000

Grant Date:	March 16, 2021

Exercise Price/Share:	$2.39

Expiration Date:	March 15, 2031

Approval of Counsel Required for Issuance of Common Stock. No shares of Common Stock shall be issued pursuant to the exercise of the Option unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable Federal and state securities laws.

Option Subject to Plan. The Option is granted as a Nonqualified Stock Option as defined in Section 2(w) of the Plan that is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code, is issued pursuant to the Plan, and is in all respects subject to the terms, provisions, conditions and restrictions of the Plan. In the event of any conflict between this instrument and the Plan, the Plan shall control.

Defined Terms. Except as otherwise defined herein, capitalized terms used in this instrument shall have the meanings ascribed to such terms in the Plan.

Exercise Price. The Option exercise price set forth above for each related Common Share is not less than the Fair Market Value of each Common Share calculated as of the date of grant in accordance with Section 2(t) of the Plan. The exercise price is subject to adjustment pursuant to Section 14 of the Plan.

Vesting of Option. The Option will become vested and exercisable with respect to the number of shares set forth in the vesting schedule below until the Option is 100% vested, except as otherwise provided in the Plan:

DATE VESTED AND EXERCISABLE	NUMBER of SHARES EXERCISABLE
December 1, 2021	500,000

Option Period. The Option, or any part thereof, may be exercised at any time between the date at which it becomes vested and exercisable and the Expiration Date set forth above, inclusive of such dates, except that in the event of the Awardee’s death, or his or her Disability (as defined under Section 2(p) of the Plan), or if the Awardee’s employment by the Company is terminated for any reason, or if there is a Change of Control of the Company, then the provisions of Sections 12(c) and 14(b) of the Plan, respectively, shall govern the option period.

Method of Exercise. The Option is exercisable by providing a written notice of exercise in accordance with the procedures adopted by the Committee, but subject to all conditions and restrictions set forth in the Plan, and the Option consideration shall be payable in one of the forms permitted under Section 8(f) of the Plan, as determined by the Committee. The exercise price for the number of shares exercised under the Option shall be payable in full at the time of exercise.

Transferability. The Option is not assignable or transferable except by will or the laws of descent or distribution and is exercisable during the Awardee’s lifetime only by him or her. No assignment or transfer of the Option, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option will terminate and become of no further effect.

Tax Withholding on Exercise. Awardee shall satisfy the Company’s withholding obligation of any federal, state, local or foreign taxes of any kind required to be withheld as a result of an exercise of the Option by providing payment of the amount of such withholding: (i) by cash, certified or cashier’s check, money order or personal check; (ii) by delivery of shares of the Company’s common stock already owned by Awardee; (iii) by the Company’s withholding from other compensation payable to Awardee by the Company; or (iv) pursuant to a request by Awardee, by withholding from the shares of common stock to be delivered upon exercise of the Option no more than the maximum number of shares that is necessary to satisfy the statutory withholding obligation.

KAIVAL BRANDS INNOVATIONS GROUP, INC.

By:	Date:

Title:

The Awardee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Option evidenced hereby subject to all the terms, provisions, conditions and restrictions of the Plan. The Awardee also understands that this Option is not intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Accordingly, the Awardee understands that he or she will recognize taxable income upon exercise of the Option based on the difference between the Option exercise price and the Fair Market Value of the shares at the time of exercise.

Signature:

Printed Name:

Date:

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